Exhibit 10.8

Amended and Restated Equity Pledge Agreement

This Amended and Restated Equity Pledge Agreement (the “Agreement”) is entered into as of January 24, 2014 by and among the following Parties in Beijing, People’s Republic of China (the “PRC”):

Party A:	BEIJING SILVIA TECHNOLOGY SERVICE CO., LTD. (previously named as “Jumei Youpin (Beijing) Science and Technology Services Co., Ltd.”, the “Pledgee”), a wholly foreign-owned enterprise incorporated and existing under the laws of the PRC, with its registered address at Room 803, 7th Floor, Building No. 3, 15 Haidian Central Street, Haidian District, Beijing;

Party B:	HUI LIU (the “Pledgor”), a Chinese citizen with Chinese ID No. ***; and

Party C:	REEMAKE MEDIA CO., LTD., a limited liability company incorporated and existing under the laws of the PRC, with its registered address at Room 2043, Inner 2nd Floor, No. 8 Jia, Xinglong Zhuang, Gaobeidian County, Chaoyang District, Beijing

In this Agreement, each of the Pledgee, the Pledgor and Party C shall be referred to individually as a “Party” or collectively as the “Parties”.

Whereas:

1.	As a guarantee for the performance of the Exclusive Consulting and Services Agreement entered into by and between the Pledgee and Party C on April 8, 2011, the Exclusive Option Agreement and the Shareholders’ Voting Rights Agreement entered into by and among the Parties and certain other parties on April 8, 2011, the Parties entered into an equity pledge agreement on April 8, 2011, and subsequently entered into an amended equity pledge agreement on August 6, 2011, pursuant to which the Pledgor has pledged to the Pledgee all of the equity interest held by him in Party C, and such equity interest pledge has been registered with the relevant administration for industry and commerce on January 3, 2014, the amount of the pledged equity interest is RMB 111,250.

2.	The Parties and certain other parties entered into an amended and restated exclusive option agreement and an amended and restated shareholders’ voting rights agreement on January 24, 2014; and accordingly, the Parties intend to enter into this Agreement to continue to secure that Party C and the Pledgor perform their obligations under the Transaction Agreements (as defined below).

NOW, THEREFORE, the Parties hereby agree as follows upon mutual discussion:

1.	Definitions

Unless otherwise provided herein, the terms below shall have the following meanings in this Agreement:

1.1	Pledge: means the security interest granted by the Pledgor to the Pledgee pursuant to Section 2 of this Agreement, i.e., the right of the Pledgee whereby any proceeds received from auction or sale of the Pledged Equity Interest shall be first applied towards the repayment of Secured Indebtedness to the Pledgee.

1.2	Pledged Equity Interest: means all of the existing and future equity interests in Party C legitimately owned by the Pledgor and all of the existing and future rights and interests owned by the Pledgor in respect of such equity interests.

1.3	Term of Pledge: means the term set forth in Section 3 of this Agreement.

1.4	Transaction Agreements: means the Exclusive Consulting Services Agreement entered into by and between the Pledgee and Party C on April 8, 2011, and the Amended and Restated Exclusive Option Agreement and the Amended and Restated Shareholders’ Voting Rights Agreement entered into by and among the Parties, Leo Ou Chen and Yusen Dai on January 24, 2014, and the relevant documents executed and to be executed (if any), and any amendments, revisions and/or restatements to the aforesaid documents.

1.5	Contract Obligations: means all of the obligations and liabilities of the Pledgor under the Transaction Agreements and this Agreement, and all of the obligations and liabilities of Party C under the Transaction Agreements and this Agreement.

1.6	Secured Indebtedness: means all direct, indirect, consequential losses and loss of projectable benefits as may be suffered by the Pledgee as a result of any Event of Default (as defined below) of the Pledgor and/or Party C, of which the basis for the amount of such losses includes without limitation reasonable business plans and profit forecasts of the Pledgee, any and all the principals, interest, service fees or other fees that the Pledgee is entitled to receive under the Transaction Agreements and this Agreement, as well as any and all expenses as may be incurred by the Pledgee in connection with its enforcement for the performance of Contractual Obligations against the Pledgor and/or Party C (including but not limited to the legal fees, arbitration costs, valuation and auction costs of the Pledged Equity Interest, tax and other costs).

1.7	Event of Default: means any of the circumstances set forth in Section 7 of this Agreement.

1.8	Notice of Default: means the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2.	The Pledge

2.1	The Pledgor hereby agrees to pledge to the Pledgee the Pledged Equity Interest that the Pledgor legally owns and has right to dispose of, as security for the repayment of the Secured Indebtedness and the full performance of the Contract Obligations. Party C hereby agrees for the Pledgor to so pledge the Pledged Equity Interest to the Pledgee in accordance with the terms hereof.

2.2	During the Term of Pledge, the Pledgee is entitled to receive any dividends or distributions in respect of the Pledged Equity Interest. With the prior written consent of the Pledgee, the Pledgor may collect such dividends or distributions in respect of the Pledged Equity Interest. Any dividends or distributions received by the Pledgee in respect of the Pledged Equity Interest shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, be placed under the custody of the Pledgee, and be first applied towards full satisfaction of the Secured Indebtedness; or (2) to the extent permitted by PRC laws, be unconditionally transferred to the Pledgee or any person designated by the Pledgee without consideration.

2.3	The Pledgor may not increase capital of Party C except with prior written consent of the Pledgee. Any increase in the capital contributed by the Pledgor to the registered capital of Party C as a result of any capital increase shall equally become part of the Pledged Equity Interest.

2.4	In the event that Party C is to be dissolved or liquidated as required by any mandatory rules of the PRC laws, upon the completion of such dissolution or liquidation procedure, any proceeds distributed by Party C to the Pledgor by laws shall, upon the Pledgee’s request, (1) be deposited into a bank account designated by the Pledgee, be placed under custody of the Pledgee, and be first applied towards full satisfaction of the Secured Indebtedness; or (2) to the extent permitted by PRC laws, be transferred to the Pledgee or any person designated by the Pledgee without consideration.

3.	Term of Pledge

3.1	The Pledge became effective on January 3, 2014 when the pledge of the Pledged Equity Interest was registered with Chaoyang branch of Beijing Administration for Industry and Commerce (with the pledge registration number 110108012146533_0002). The Pledge shall remain valid until full performance of the Contract Obligations and full satisfaction of the Secured Indebtedness by the Pledgor and Party C.

3.2	During the Term of Pledge, in the event the Pledgor and/or Party C fail to fulfill the Contract Obligations, the Pledgee shall be entitled to, but not be obliged to, dispose of the Pledge in accordance with the terms hereof.

4.	Custody for Certificates of the Pledge

4.1	During the Term of Pledge, the Pledgor shall deliver to the Pledgee the certificate of capital contributions to the Pledged Equity Interest and the register of shareholders which records the Pledge. The Pledgee will place such documents in custody during the Term of Pledge.

5.	Representations and Warranties of the Pledgor and Party C

The Pledgor and Party C hereby severally and jointly represent and warrant to the Pledgee as of the date hereof as follows:

5.1	The Pledgor is the sole legal owner of the Pledged Equity Interest.

5.2	The Pledgor is entitled to dispose of and transfer the Pledged Equity Interest in accordance with the terms of this Agreement.

5.3	Except for the Pledge, the Pledgor has not created any other pledges or other security interest on the Pledged Equity Interest.

5.4	The Pledgor and Party C have obtained all necessary approvals and permits from relevant third parties and government authorities (if any) in connection with the execution, delivery and performance of this Agreement.

5.5	The execution, delivery and performance of this Agreement do not (i) result in any violation of any applicable PRC laws; (ii) result in any conflict with the articles of association or other constituent documents of Party C; (iii) result in any violation of any agreement to which it is a party or by which it is bound, or constitute any default under any agreement to which it is a party or by which it is bound; (iv) result in any breach of any permit or license issued or granted to it and/or any condition of the validity thereof; or (v) result in the revocation or suspension of, or imposition of conditions on, any permit or license issued to it.

6.	Undertakings by the Pledgor and Party C

6.1	During the Term of Pledge, the Pledgor and Party C severally and jointly undertake to the Pledgee that:

6.1.1	Without the prior written consent of the Pledgee, the Pledgor shall not transfer the Pledged Equity Interest, create or permit to be created any security interest or other encumbrances on the Pledged Equity Interest, except for the performance of the Transaction Agreements;

6.1.2	The Pledgor and Party C shall comply with the provisions of all the laws and regulations relating to the pledge of rights, and shall, within five (5) days upon receipt of any notice, order or recommendation issued or promulgated by relevant competent authorities regarding the Pledge, present such notice, order or recommendation to the Pledgee, and concurrently comply with the such notice, order or recommendation, or object thereto upon the reasonable request or consent of the Pledgee;

6.1.3	The Pledgor and Party C shall promptly notify the Pledgee of any event or notice received by the Pledgor that may have an impact on the Pledged Equity Interest or any portion thereof, and that may change any undertakings and obligations of the Pledgor hereunder or may have an impact on the fulfillment of any obligations by the Pledgor hereunder.

6.1.4	Without prior written consent of the Pledgee, the Pledgor and Party C shall not intentionally conduct any act or action which will or will likely reduce the value of the Pledged Equity Interest or undermine the validity of the Pledge hereunder. The Pledgor and Party C further undertake that, during the term of this Agreement, they shall ensure the operations of Party C are in compliance with the PRC laws in all material aspects and maintain the validity of the operational licenses and permits of Party C.

6.1.5	Party C shall complete its business term extension registration formalities three (3) months prior to the expiry of its business term such that the validity of this Agreement shall be maintained.

6.2	The Pledgor agrees that the rights granted to the Pledgee in respect of the Pledge hereunder shall not be terminated or harmed by any legal procedure initiated by the Pledgor, any successors of the Pledgor or his entrusting party or any other persons.

6.3	The Pledgor undertakes to the Pledgee that in order to protect or perfect the security for the Secured Indebtedness, the Pledgor shall execute in good faith and cause other parties who have interests in the Pledge to execute all the certificates of rights, instruments, agreements, and/or perform and procure other parties who have interests in the Pledge to perform acts as required by the Pledgee, facilitate the exercise of the Pledgee’s rights granted hereunder and enter into all relevant documents regarding ownership of the Pledged Equity Interest with the Pledgee or any person (individual or legal person) designated by the Pledgee, as well as provide Pledgee with all notices, orders and decisions regarding the Pledge as required by the Pledgee within a reasonable period of time.

6.4	The Pledgor hereby undertakes to comply with and perform all the undertakings, representations and warranties and terms hereunder. In the event that the Pledgor fails to perform or fails to fully perform such undertakings, representations and warranties and terms hereunder, he shall indemnify the Pledgee against all the losses arising therefrom.

7.	Event of Default

7.1	Each of the following circumstances shall constitute an Event of Default:

7.1.1	The Pledgor breaches any of its obligations and liabilities under the Transaction Agreements and/or this Agreement;

7.1.2	Party C breaches any of its obligations and liabilities under the Transaction Agreements and/or this Agreement;

7.1.3	Any loans, guarantee, indemnification, commitment or other indebtedness incurred or assumed by the Pledgor, (1) that are accelerated and required to be repaid or performed prior to the due date as a result of a default thereunder; or (2) that have become due but have not been repaid or performed when due, which, in the opinion of the Pledgee, has an adverse impact on the Pledgor’s ability to perform his obligations under this Agreement;

7.1.4	This Agreement becomes illegal or the Pledgor is unable to continue to perform his obligations under this Agreement as a result of any promulgation of laws and regulations;

7.1.5	Any approval, permit, license or authorization from any competent government authority as required for the enforceability, legality or effectiveness of this Agreement is revoked, suspended, invalidated or materially amended;

7.1.6	Any property owned by the Pledgor is adversely altered or damaged which, in the opinion of the Pledgee, has an adverse impact on the Pledgor’s ability to perform his obligations under this Agreement.

7.2	Should there arise any event set forth in Section 7.1 or any circumstance that may result in the foregoing events, the Pledgor and Party C shall immediately notify the Pledgee in writing.

7.3	Unless an Event of Default set forth in this Section 7.1 has been remedied at the request of the Pledgee within twenty (20) days upon receipt of the notice of the Pledgee requesting the rectification of such Event of Default, the Pledgee may issue a Notice of Default to the Pledgor in writing at any time thereafter, requesting the exercise of the Pledge in accordance with Section 8 hereof.

8.	Exercise of the Pledge

8.1	The Pledgee may issue a Notice of Default to the Pledgor for the exercise of the Pledge.

8.2	Subject to the provisions of Section 7.3, the Pledgee may exercise its right to dispose of the Pledge at any time after the issuance of the Notice of Default in accordance with Section 8.1. Upon the Pledgee’s exercise of its right to dispose of the Pledge, the Pledgor shall no longer own any right and interest in respect of the Pledged Equity Interest.

8.3	Upon the issuance of the Notice of Default in accordance with Section 8.2, the Pledgee is entitled to exercise all of the remedies, rights and powers available to it under the PRC laws, the Transaction Agreements and this Agreement, including without limitation to auction or sell the Pledged Equity Interests for prior satisfaction of indebtedness. The Pledgee shall not be held liable for any losses arising from its reasonable exercise of such rights and powers.

8.4	The proceeds received by the Pledgee as a result of the exercise of the Pledge shall be first applied towards payment of the costs and expenses payable in connection with the disposal of the Pledged Equity Interest and the repayment of the Secured Indebtedness to the Pledgee. Any balance after the deduction of the foregoing payments, if any, shall be returned to the Pledgor or any other person who is entitled to such balance under applicable laws and regulations, or be deposited with the notary public at the place where the Pledgee is located (any costs incurred arising out of such deposit shall be borne by the Pledgee); and to the extent permitted by the PRC laws, the Pledgor shall transfer such balance to the Pledgee or any person designated by the Pledgee without consideration. If the proceeds received from the disposition of the Pledged Equity Interest are not sufficient to repay the Secured Indebtedness, the Pledgor is obliged to make up the difference.

8.5	The Pledgee shall be entitled to elect to exercise, simultaneously or successively, any of its breach of contract remedies; the Pledgee shall not be required to first exercise other breach of contract remedies prior to exercising its right to auction or sell the Pledged Equity Interest hereunder.

8.6	The Pledgee shall be entitled to designate in writing its legal counsel or other agents to exercise on its behalf the Pledge, and neither the Pledgor nor Party C shall object thereto.

8.7	When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor and Party C shall provide necessary assistance to the Pledgee for its exercise of the Pledge.

9.	Default Liabilities

The Parties agree and confirm that, if any Party (the “Defaulting Party”) breaches any of the provisions herein, or fails to perform or delays in the performance of any obligation under this Agreement, such breach, failure or delay shall constitute a default under this Agreement (the “Default”), and the non-defaulting Party (the “Non-defaulting Party”) is entitled to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period of time. If the Defaulting Party fails to rectify such Default or take any remedial measures within reasonable period of time or within ten (10) days upon receipt of the written notice of the Non-defaulting Party, the Non-defaulting Party is entitled to decide, at its sole discretion as follows:

9.1	If the Defaulting Party is the Pledgor or Party C, the Pledgee is entitled to terminate this Agreement and claim damages from the Defaulting Party;

9.2	If the Defaulting Party is the Pledgee, the Non-defaulting Party is entitled to claim damages from the Defaulting Party; however, the Non-defaulting Party may not terminate this Agreement in any event unless otherwise provided under the laws; and

9.3	The Non-defaulting Party is entitled to enforce the performance of the obligations herein against the Defaulting Party and claim damages from the Defaulting Party.

The rights and remedies set forth herein shall be cumulative, and shall not preclude any other rights or remedies entitled to such Party as provided under the laws.

The Pledgor agrees to assume the joint and several liabilities with the other shareholders of Party C for the execution and performance of the equity pledge agreement(s) by such shareholders. If any shareholder breaches any provision of the equity pledge agreement to which it is a party, the Pledgee is entitled to claim default liabilities from either shareholder of Party C.

10.	Assignment

10.1	The Pledgor shall not donate or transfer its rights and obligations herein to any third party without prior written consent of the Pledgee.

10.2	This Agreement shall be binding upon the Pledgor and its successors and any permitted assignees.

10.3	The Pledgee may assign any or all of its rights and obligations under the Transaction Agreements to any person designated by it at any time. In this case, the assignee shall enjoy and assume the rights and obligations herein of the Pledgee as if the assignee were a party hereto. If the Pledgee assigns its rights and obligations under the Transaction Agreements, the Pledgor shall, at the request of the Pledgee, execute the relevant agreements and/or documents with respect to such assignment.

10.4	In the event of a change of Pledgee due to assignment, the Pledgor shall, at the request of the Pledgee, execute a new pledge agreement with the new pledgee with the same terms and conditions as this Agreement, and register such new pledge with the relevant administration for industry and commerce.

10.5	The Pledgor shall strictly comply with the provisions of this Agreement and other agreements to which any Party is a party, including the Transaction Agreements, and perform the obligations thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Unless with the written instructions of the Pledgee, the Pledgor shall not exercise his remaining rights in respect of the Pledged Equity Interest.

11.	Termination

11.1	Upon the full and complete performance by the Pledgor and Party C of all of their Contract Obligations and full satisfaction of the Secured Indebtedness, the Pledgee shall, upon the Pledgor’s request, release the Pledge hereunder and cooperate with the Pledgor in relation to both the deregistration of the equity pledge in the shareholders’ register of Party C and the deregistration of the equity pledge with the relevant industry and commerce administration.

11.2	The provisions under Section 9, Section 13, Section 14 and this Section 11.2 shall survive the termination of this Agreement.

12.	Costs and Other Expenses

All costs and expenses arising in connection with this Agreement, including but not limited to the legal fees, processing fees, stamp duty any other taxes and expenses, shall be borne by Party C.

13.	Confidentiality

The Parties acknowledge and confirm that the terms of this Agreement and any oral or written information exchanged among the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall keep all such confidential information confidential, and shall not, without prior written consent of the other Party, disclose any confidential information to any third parties, except for information: (a) that is or will be available to the public (other than through the unauthorized disclosure to the public by the Party receiving confidential information); (b) that is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) that is disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to the terms set forth in this section. Disclosure of any confidential information by the employees or entities engaged by any Party shall be deemed as disclosure of such confidential information by such Party, which Party shall be held liable for breach of contract. This section shall survive the termination of this Agreement upon whatsoever reason.

14.	Governing Law and Disputes Resolution

14.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes hereunder shall be governed by PRC laws.

14.2	Any disputes arising in connection with the implementation and performance of this Agreement shall be settled through consultations among the Parties, and where no agreement regarding such disputes can be reached by the Parties within thirty (30) days upon issuance of the written notice by one Party to the other Parties for consultations, such disputes shall be submitted by either Party to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules thereof. The language to be used in arbitration is Chinese and the arbitration award shall be final and binding on all the Parties.

14.3	Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any disputes, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations hereunder.

15.	Notices

15.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the designated address of such party. A confirmation copy of each notice may also be sent by E-mail. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

a)	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively delivered on the date of receipt or refusal at the address specified for notices.

b)	Notices given by facsimile transmission shall be deemed effectively delivered on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

15.2	Each Party may at any time change its address for notices by delivering a notice to the other Parties in accordance with the terms hereof.

16.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.	Miscellaneous Provisions

17.1	Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon execution by the Parties and completion of the governmental registration procedures (if applicable).

17.2	This Agreement is written in Chinese in three (3) originals, with each of the Pledgor, the Pledgee and Party C holding one original which shall have the same force.

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IN WITNESS HEREOF, the Parties have caused this Amended and Restated Equity Pledge Agreement to be executed by their respective authorized representative on the date first above written.

Party A:	BEIJING SILVIA TECHNOLOGY SERVICE CO., LTD.

(Company seal)

By:	/s/ Yunsheng Zheng

Name:	Yunsheng Zheng

Title:	Legal Representative

Party B:	HUI LIU

By:	/s/ Hui Liu

Party C:	REEMAKE MEDIA CO., LTD.

(Company seal)

By:	/s/ Leo Ou Chen

Name:	Leo Ou Chen

Title:	Legal Representative